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                                                                     EXHIBIT 4.2


                          CAPSTONE TURBINE CORPORATION

                        INDUCEMENT STOCK OPTION AGREEMENT

         THIS AGREEMENT is entered into on this 16th day of January, 2006 by and between Capstone Turbine Corporation (the "Company") with WALTER J. MCBRIDE (the "Optionee") to evidence the award of an option to purchase the common stock of the Company that was made on January 11, 2006.

                                    RECITALS:

         WHEREAS, the Company, through action of the compensation committee of its board of directors taken on July 1, 2005, made a conditional option awards to Optionee to purchase the Company's Common Stock (the "Option") as an inducement to (i) encourage Optionee to accept an offer of employment as the Company's chief financial officer, and (ii) remain employed with the Company for at least six months;

         WHEREAS, Optionee received an Option effective upon commencing employment with the Company on July 11, 2005, and, having continued in such employment for six months, has satisfied the conditions for a second Option specified in the action of the compensation committee on July 1, 2005;

         WHEREAS, the parties desire to set forth the terms of such Option and to acknowledge that the shares of Common Stock that may be acquired hereunder shall be registered under the Securities Act of 1933, as amended ("Securities Act") on Form S-8; and

         WHEREAS, the parties further acknowledge that this Option is granted separately from the Capstone Turbine Corporation 2000 Equity Incentive Plan (the "2000 Plan"), but desire that this Option be subject to the terms contained in the of the 2000 Plan, except as otherwise provided for herein;

         NOW, THEREFORE, in consideration of these premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree to the following terms and conditions regarding the Option covered hereby:

I.       NOTICE OF STOCK OPTION GRANT

            Notice is hereby given of the grant of the Option, subject to the following terms. References in this Agreement to certain terms of the Option shall be as defined in this Article I:
              Date of Grant:                January 11, 2006
              Exercise Price:               $3.20 per Share
              Total Number of Shares:       500,000
              Total Exercise Price:         $1,600,000
              Type of Option:               Non-Qualified Stock Option
              Term:                         10 years commencing on Date of Grant


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         EXERCISE AND VESTING SCHEDULE:

         This Option shall vest and become exerciseable on the dates and as described in this paragraph, subject to the Optionee continuing to be either an Employee or a Consultant to the Company on such vesting dates. On JANUARY 11, 2007, Optionee shall be vested in and have the right to exercise the Option with respect to 125,000 Shares. Thereafter, Optionee shall become vested in and have the right to exercise this Option with respect to 1/48th of the number of Shares subject to the Option on the day of each month corresponding to the Date of Grant, so that the Option shall be fully vested and exercisable on the fourth anniversary of the Date of Grant. However, if Optionee is terminated by the Company other than for Cause prior to the one-year anniversary of the Date of Grant, Optionee shall become vested in and have the right to exercise this Option with respect to 1/48th of the number of Shares subject to the Option for each full month of employment following the Date of Grant, based on the day of the month corresponding to the Date of Grant, through the date of such termination.

         OPTION TERMINATION:

         The Option shall terminate on JANUARY 11, 2016; provided, however, that if Optionee ceases to be either an Employee or a Consultant prior thereto, then the Option shall terminate earlier pursuant to the terms of Sections 10(d), 10(e), and 10(f) of the Plan.

II.      AGREEMENT

         1. Grant of Option. The Option to purchase the Shares of Common Stock is subject to the terms set forth in Article I of this Agreement. Except as expressly provided for herein, this Option is also subject to the terms, definitions and provisions of the 2000 Plan, which are incorporated herein by reference. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the 2000 Plan, except as may be otherwise defined herein.

          2. Exercise of Option. The Option shall be exercisable cumulatively according to the vesting schedule set forth in Article I of this Agreement, based on Optionee's continued status as an Employee or a Consultant, and subject to the procedures and methods for payment set forth in the 2000 Plan. Any portion of the exercisable portion of the Option may be exercised at any time by the Optionee until the Option has terminated.

         3. Lock-Up Period. Optionee hereby agrees that if so requested by the Company or any representative of the underwriters (the "Managing Underwriter") in connection with any registration of the offering of any securities of the Company under the Securities Act or any applicable state laws, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the "Market Standoff Period") following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

         4. Non-Transferability of Option. The Option may not be transferred in any manner except by will or by the laws of descent or distribution. It may be exercised during the lifetime of



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Optionee only by Optionee. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one document.

                                      CAPSTONE TURBINE CORPORATION



                                      By:  /s/ John Tucker
                                           -----------------------------------
                                           John Tucker
                                           Chief Executive Officer

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT OR CONSULTANCY AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS STOCK OPTION AGREEMENT, NOR IN THE CAPSTONE TURBINE CORPORATION 2000 EQUITY INCENTIVE PLAN, WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

         Optionee hereby acknowledges receipt of the 2000 Plan and a current prospectus for the offering represented by the grant of this Option. Optionee represents that he is familiar with the terms and provisions of the 2000 Plan and this Agreement and does hereby accept the Option subject to all of its terms. Optionee has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Option granted hereunder. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the 2000 Plan or this Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated: January 16, 2006                     /s/ Walter J. McBride
                                            ----------------------------------
                                            Walter J. McBride, Optionee

                                            Residence Address:
                                                               ---------------

                                            ----------------------------------


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                                    EXHIBIT A

                          CAPSTONE TURBINE CORPORATION

                               NOTICE OF EXERCISE

Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311

Attention: Corporate Secretary

         1. Exercise of Option. Effective as of today, ___________, 2___, the undersigned ("Optionee") hereby elects to exercise the right to purchase _________ shares of the Common Stock (the "Shares") of Capstone Turbine Corporation (the "Company") under and pursuant to the terms of that certain option granted on JANUARY 11, 2006, as evidenced in an agreement dated January __, 2006 (the "Agreement").

         2. Representations of Optionee. Optionee acknowledges that he/she has received, read and understands the Agreement, the Capstone Turbine Corporation 2000 Equity Incentive Plan (the "2000 Plan") and all materials constituting the prospectus for the option described in the Agreement. Optionee has had opportunity to consult with legal and tax counsel prior to this exercise.

         3. Rights as Stockholder. Optionee understands that (i) the Company shall promptly issue (or cause to be issued) Shares to be acquired upon the exercise signified in this notice, (ii) Optionee has no right to vote or receive dividends or any other rights as a stockholder with respect to Shares covered hereby until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company,
(iii) no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in
Section 15 of the 2000 Plan.

         4. Tax Consultation. Optionee acknowledges that adverse tax consequences can result from the purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax advisors that Optionee deems appropriate in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

         5. Successors and Assigns. The Company may assign any of its rights under this notice to single or multiple assignees, and this notice shall inure to the benefit of the successors and assigns of the Company. This notice shall be binding upon Optionee and his heirs, executors, administrators, successors and assigns.

         6. Interpretation. Any dispute regarding the interpretation of this notice shall be submitted by Optionee or by the Company forthwith to the Company's Board of Directors or the committee thereof that administers the 2000 Plan (the "Committee"), which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on Optionee.


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         7. Governing Law; Severability. This notice shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflicts of law. Should any provision of this notice be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

         8. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

         9. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this notice.

         10. Delivery of Payment. Optionee herewith delivers to the Company the full Exercise Price for the Shares, as well as any applicable withholding tax.

         11. Entire Agreement. The 2000 Plan and the Agreement are incorporated herein by reference. This notice, the 2000 Plan and the Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.


Submitted by:                                 Accepted by:
                                              CAPSTONE TURBINE CORPORATION
------------------------
OPTIONEE: Walter J. McBride                   By:
                                                  ----------------------------
                                              Name:
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                                              Title
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